As prepared for filing with the Securities and Exchange Commission on November 9, 2026

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934

SVCV, Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands (Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Ordinary Shares
(Title of class)

EXPLANATORY NOTE

SVCV, Inc. (the "Company" or "SVCV"), previously known as SVCV Global and SVCV Company, is being developed as a consumer products, entertainment and intellectual property holding company. This registration statement is prepared in connection with the proposed registration of a class of the Company's securities under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Unless the context indicates otherwise, "we," "us," "our" and "Company" refer to SVCV, Inc.; "Parent" refers to The NEXROC Group Inc.; and "Manager" refers to BCKD Management Group L.P., a Delaware limited partnership.

FORWARD-LOOKING STATEMENTS; RISK FACTOR SUMMARY

This registration statement contains forward-looking statements concerning the Company's anticipated operations, acquisitions, licensing arrangements, financing, investments and business strategy. These statements are subject to risks and uncertainties, and actual results may differ materially from anticipated results. Forward-looking statements speak only as of their date, and the Company undertakes no obligation to update them except as required by applicable law.

  The Company is in development and has not established a meaningful operating track record.
  Consumer demand, entertainment trends and intellectual property values can change rapidly.
  Licensing revenues depend on enforceable rights, counterparties and commercial adoption.
  Proposed acquisitions and financing may not be completed on acceptable terms.
  Leverage and illiquid private investments may result in significant losses.
  Cross-border operations may expose the Company to legal, currency, tax and regulatory risks.
  The Company expects to rely on the Parent and third-party service providers for administrative support.

ITEM 1. BUSINESS

Overview

SVCV, Inc. is being developed as a diversified consumer, entertainment and intellectual property holding company. Its proposed core activities include the development, acquisition, ownership, licensing, marketing, distribution and sale of intellectual property and consumer products, including entertainment content and related merchandise. The Company may also pursue venture capital and private equity investments in businesses aligned with these activities.

Planned Business Activities

The Company intends to generate revenue through intellectual property licensing and royalties; consumer and retail sales; content production, advertising and events; subscriptions; distribution agreements; and, where appropriate, investment returns and profit distributions. It may evaluate strategic acquisitions, special purpose vehicles and other structured investment arrangements. Activities requiring regulatory authorization would be undertaken only subject to applicable approvals.

Proposed Subsidiaries

Proposed entity	Intended focus
SVCV Ventures	Venture capital, private equity and strategic investments
SVCV Content	Entertainment content, production, distribution and intellectual property licensing
The GoGoPaPa Company	Consumer products, brands, merchandising and retail distribution

Management and Administration

The Company's proposed executive functions include a Chief Executive Officer, a Financial Officer and an Investment Officer. The Company expects to obtain back-office and middle-office support through its Parent and associated service arrangements. BCKD Management Group L.P. is identified as the Company's manager.

Investment Strategy

The Company's proposed investment activities focus principally on venture capital and private equity opportunities in consumer brands, entertainment, content and intellectual property. The Company may consider debt financing, sponsor capital, private placements and special purpose investment vehicles as potential sources of capital, subject to commercial conditions and applicable law.

ITEM 1A. RISK FACTORS

Development-stage operations. The Company is being developed and may incur operating losses or fail to execute its business plan.

Intellectual property. Copyright, trademark, licensing, infringement and ownership disputes may impair revenues or result in substantial expenses.

Commercial concentration. Revenue may depend on a limited number of brands, titles, distributors, customers or counterparties.

Acquisition and financing risks. Planned acquisitions, venture investments and financing arrangements may be delayed, unavailable or unsuccessful.

Valuation and liquidity. Private equity, venture investments and intellectual property may be difficult to value and may not be readily saleable.

Consumer and entertainment markets. Changes in demand, platform policies, trends, technology and competition may adversely affect results.

Regulation and cross-border exposure. Activities may be affected by laws governing consumer products, advertising, content, privacy, securities, taxation and international trade.

Reliance on affiliates. Operational dependence on the Parent, the Manager and third-party service providers creates conflicts, continuity and execution risks.

ITEM 2. FINANCIAL INFORMATION

The Company is being developed as a consumer, entertainment and intellectual property holding company. Its proposed financing sources include sponsor capital, private capital placements, debt syndication and special purpose investment vehicles. These financing approaches are strategic objectives and are not statements of capital already raised.

Potential operating revenue sources include consumer product sales, intellectual property licensing fees and royalties, content production and distribution, advertising, events, subscriptions and investment proceeds. The Company may pursue venture capital and private equity opportunities that complement its commercial operations.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The NEXROC Group Inc. is identified as the sole parent and 100% owner of SVCV, Inc. BCKD Management Group L.P., a Delaware limited partnership, is identified as the Company's manager. The Company's ultimate beneficial ownership is dependent upon the ownership and control of its Parent.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is wholly owned by The NEXROC Group Inc. and expects to obtain back-office and middle-office support from the Parent. BCKD Management Group L.P. serves as the identified management entity. These arrangements may involve related-party services, fees and allocations of personnel or other resources.

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED

The proposed class of securities for registration is the Company's ordinary shares. The rights attaching to the ordinary shares are governed by the Company's constitutional documents and applicable British Virgin Islands law.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SVCV, Inc.

Date:	November 9, 2026
By:	/s/ Giovanni Costa
Name:	Giovanni Costa
Title:	Director